Exhibit 1(b)
THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
AMENDMENT TO DECLARATION OF TRUST
 We, J. Gary Burkhead, Senior Vice President and Arthur S. Loring,
Secretary of

FIDELITY SECURITIES TRUST
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS 02109
do hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Declaration of Trust of FIDELITY SECURITIES TRUST the following Supplement to said Declaration of Trust was duly adopted by a majority vote of the Board of Trustees at a meeting duly called and held on April 15, 1993:
VOTED: That the Declaration of Trust dated March 21, 1980 be and it hereby is, amended as follows:

  That Article 1, Section 1 of the Declaration of Trust of this Trust shall be amended to read as follows:

  "This Trust shall be known as `Fidelity Advisor Series VII'."

  That Article 1, Section 2(b) of the Declaration of Trust of this Trust shall be amended to read as follows:

  The `Trust' refers to `Fidelity Advisor Series VII'.

The foregoing supplement to the Declaration of Trust became effective April 15, 1993 so long as this Supplement is filed in accordance with Chapter 182, Section 2, of the General Laws.

IN WITNESS whereof and under the penalties of perjury, we have hereunto signed our names this 3rd day of May, 1993.



/s/J. Gary Burkhead                           /s/Arthur S. Loring

   J. Gary Burkhead                              Arthur S. Loring
   Senior Vice President                             Secretary